Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

Devon Energy Reports Second-Quarter 2021 Financial and Operational Results

OKLAHOMA CITY – Aug. 3, 2021 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the second-quarter 2021. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Fixed-plus-variable dividend increased by 44 percent to $0.49 per share

•	Investment-grade financial strength enhanced with redemption of $1.2 billion of debt year-to-date

•	Operating cash flow increased 85 percent from the prior quarter to $1.1 billion

•	Free cash flow generation accelerated to $589 million, a 6-fold increase from the prior quarter

•	Oil production exceeded midpoint guidance, averaging 291,000 barrels per day in the second quarter

•	Delaware Basin efficiency gains drove capital expenditures 9 percent below guidance

•	Merger synergies improved corporate cost structure by 27 percent year over year

CEO PERSPECTIVE

“2021 is shaping up to be an excellent year for Devon that can best be defined as one of comprehensive execution across all elements of our strategy, resulting in expanded margins, growth in free cash flow and the return of significant value to our shareholders through higher dividends and the reduction of debt,” said Rick Muncrief, president and CEO.

“With our business building momentum and generating increasing amounts of free cash flow, a clear differentiator for Devon is the ability to accelerate cash returns through our fixed-plus-variable dividend framework,” said Muncrief. “The power of this uniquely designed dividend strategy was demonstrated by our announcement to increase the dividend by 44 percent this quarter.”

“As I look to the second half of the year, the investment proposition for Devon only continues to strengthen,” Muncrief added. “With our disciplined capital allocation framework, we are positioned to have the highest forward dividend yield in the entire S&P 500 index that is accompanied by a strong balance sheet projected to have a leverage ratio of less than 1-turn by year end.”

FINANCIAL SUMMARY

Devon reported net earnings of $256 million, or $0.38 per diluted share, in the second quarter of 2021. Adjusting for items analysts typically exclude from estimates, Devon’s core earnings were $408 million or $0.60 per diluted share.

The company’s operating cash flow totaled $1.1 billion in the second quarter, an 85 percent increase from the prior quarter. This level of cash flow funded all capital requirements and generated $589 million of free cash flow.

Based on the strong financial performance in the second quarter, Devon’s board declared a fixed-plus-variable dividend of $0.49 per share. This represents a 44 percent increase compared to the payout declared for the previous quarter. The dividend is payable on Sep. 30, 2021 to shareholders of record at the close of business on Sep. 13, 2021.

Devon’s investment-grade financial position also continued to strengthen with the redemption of $710 million of debt in the quarter. This action brings the total amount of debt reduced to $1.2 billion year to date and the company exited the quarter with excellent liquidity of $1.5 billion of cash on hand.

OPERATING RESULTS

Oil production averaged 291,000 barrels per day in the second quarter, exceeding midpoint guidance by 3,000 barrels per day. This better-than-forecasted volume performance was driven by strong well productivity from the company’s Delaware Basin operations.

Devon’s capital program in the second quarter averaged 15 operated drilling rigs and five completion crews. This level of activity resulted in a total capital spend of $509 million in the quarter, or 9 percent below guidance. This positive variance was attributable to efficiency gains and purchasing power synergies realized in the Delaware Basin.

With activity focused on developing higher-margin production opportunities, oil and liquids sales reached 91 percent of Devon’s oil, gas and NGL sales in the quarter. This exposure to higher-value production, coupled with lower lease operating expenses, expanded the company’s field-level cash margin to $31.79 per Boe. This represents a 10 percent increase quarter over quarter.

The capture of merger synergies improved Devon’s corporate cost structure by 27 percent year-over-year, on a pro forma basis. This performance was driven by lower personnel expenses and reduced financing costs from the company’s ongoing debt-reduction program. Devon expects its merger cost savings to drive $600 million in annual cash flow improvements by year-end 2021.

ASSET-LEVEL HIGHLIGHTS

Delaware Basin: Production averaged 358,000 Boe per day (53 percent oil). This result represents a 22 percent increase in oil production year over year, on a pro forma basis. The company’s strong oil growth was driven by 88 new wells that achieved first production in the quarter across the company’s 400,000 net acre position in New Mexico and Texas.

Capital activity for the quarter was headlined by several large development pads at the company’s Cotton Draw and Stateline leasehold. Initial 30-day rates from this subset of 33 wells averaged 3,300 Boe per day, with per well recoveries estimated to exceed 1.5 million oil-equivalent barrels. In addition to the strong well productivity, completed well costs in the Delaware Basin declined to $543 per lateral foot, a 12 percent reduction compared to the previous year.

Another key operational highlight was the significant improvement in field-level operating costs, which declined 7 percent year-over-year to $5.97 per Boe. This cost performance, combined with higher commodity pricing, expanded field-level margins to $33.79 per Boe in the quarter. This improvement represents more than a two-fold increase in per-unit margin compared to full-year 2020 results.

Anadarko Basin: Production averaged 80,000 Boe per day in the quarter, of which 54 percent was liquids. In the second quarter, Devon brought online 6 legacy Meramec wells from its uncompleted inventory that averaged 30-day rates of 1,800 Boe per day. Additionally, the company continued to progress its $100 million joint venture drilling carry with Dow by spudding 16 new wells in the first half of 2021. Overall, Devon plans to drill up to 30 wells with its Dow partnership this year, with first production from this carry-enhanced activity expected in the second half of the year.

Williston Basin: Production averaged 66,000 Boe per day (70 percent oil). Second-quarter results were highlighted by 13 high-rate development wells brought online, driving an 8 percent production increase quarter over quarter. The Patricia Kelly 2-1HA, a two-mile lateral, achieved the highest 30-day rate reaching 4,200 Boe per day (85 percent oil). With a capital program tailored to mitigate production declines and optimize margins, this asset is projected to generate nearly $700 million of free cash flow this year at current pricing.

Eagle Ford: Production averaged 37,000 Boe per day, a 21 percent increase from the prior quarter. The increase in production was attributable to 21 new wells that achieved peak rates in the second quarter. This low-risk development activity resulted in average 30-day production rates of 2,300 Boe per day. Completed well costs for these wells averaged $4.7 million per well. With operational continuity reestablished, the company plans to maintain production with a two-rig drilling program for the remainder of 2021.

Powder River Basin: Production averaged 22,000 Boe per day, with oil reaching 73 percent of the product mix. The company did not bring online any new wells in the second quarter. Devon’s operational focus for the remainder of 2021 is to advance its understanding of the emerging Niobrara oil resource opportunity and optimize base production.

2021 OUTLOOK

Devon remains on track to meet the strategic objectives underpinning its 2021 capital program. The company remains committed to its maintenance capital program and has not made any modifications to its capital budget or oil production outlook in 2021. Additional details of Devon’s forward-looking guidance for the third-quarter and full-year 2021 are available on the company’s website at www.devonenergy.com.

ENVIRONMENTAL PERFORMANCE TARGETS

Devon recently established new environmental performance targets focused on reducing the carbon intensity of its operations. Highlights from these targets include reducing GHG emissions 50 percent by 2030, achieving net zero emissions by 2050 and initiatives to constructively engage with upstream and downstream stakeholders to improve performance. For more information, please refer to the Sustainability portion of Devon’s website at www.devonenergy.com/sustainability.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s second-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, Aug. 4, 2021, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	Lisa Adams, 405-228-1732
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the SEC.

FORWARD LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; risks relating to the COVID-19 pandemic or other future pandemics; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations, including as a result of employee misconduct; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks related to regulatory, social and market efforts to address climate change; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; risks related to investors attempting to effect change; our ability to successfully complete mergers, acquisitions and divestitures; risks related to the recent merger with WPX, including the risk that we may not realize the anticipated benefits of the merger or successfully integrate the two legacy businesses; and any of the other risks and uncertainties discussed in Devon’s 2020 Annual Report on Form 10-K (the “2020 Form 10-K”) or other SEC filings.

The forward-looking statements included in this communication speak only as of the date of this communication, represent current reasonable management’s expectations as of the date of this communication and are subject to the risks and uncertainties identified above as well as those described in the 2020 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2020 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.